UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 26, 2007

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 594-5694
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Regulation FD Disclosure

On August 27, 2007, First National Bancshares, Inc. (“First National”) announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) on August 26, 2007, pursuant to which Carolina National Corporation (“Carolina National") will merge with and into First National (the “Merger”).

As a result of the Merger, each issued and outstanding share of Carolina National will be converted into the right to receive, subject to proration as described below, either (i) 1.4678 shares of First National common stock, (ii) $21.65 in cash, or (iii) a combination of both stock and cash. In total, the merger consideration will be allocated as follows: 70% of Carolina National’s outstanding shares of common stock will be exchanged for shares of First National common stock and 30% of Carolina National's outstanding shares of common stock will be exchanged for cash. Cash will also be paid in lieu of fractional shares.

The Merger is subject to regulatory approval and approval of shareholders of both companies. The transaction is expected to close in the first quarter of 2008.

A copy of the website presentation related to the Agreement is attached hereto as Exhibit 99.1 and incorporated herein. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

ITEM 9.01.   Financial Statements and Exhibits

      (c)       Exhibits: The following exhibits are filed as part of this report:

 Exhibit
Number   Description

99.1	Website presentation dated August 26, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By:	/s/ Kitty B. Payne
Name	Kitty B. Payne
Title:	Executive Vice President &
Chief Financial Officer

Dated: August 26, 2007

EXHIBIT INDEX
Exhibit
Number   Description

99.1	Website presentation dated August 26, 2007.